Investment Letter







Aztek, Inc.
Suite #5 - 246 Lawrence Avenue
Kelowna, B.C.
V1Y 6L3

Dear Sirs:

In connection with the acquisition by the undersigned of
_______________________________
(__________) shares of Common Stock (the "Shares") of Aztek, Inc. a Nevada corporation ("Aztek" or the "Company"), at a price of $0.6124 per share, from the Company, the undersigned hereby covenants, represents and warrants to you that:

1. The undersigned is acquiring the Shares in good faith for the purpose of an investment in the Company and not for the purpose of distributing or publicly selling the Shares to others, reselling, assigning, pledging or hypothecating the Shares; or dividing his participation with others in the Shares or any portion thereof except as described herein.

2. As of the date of this letter, the undersigned is not aware of any particular occasion, event or circumstance upon the occurrence or happening of which he or she intends to sell the Shares.

3. The Shares are being acquired by the undersigned for his or her own account and there is no present arrangement or agreement for the sale, pledge or hypothecation of the Shares to any other person or firm.

4. The Shares covered by the above covenants, warranties and representations shall also include any securities into which the above Shares may become converted, subdivided, or split up, in connection with a merger, re-classification, recapitalization or reorganization of the Company.

5. The undersigned further acknowledges that he is familiar with the operations of the Company; that he has received information on the Company, that he is capable of evaluating the merits and risks of the prospective investment; and that he has had the opportunity to ask questions and receive answers concerning the terms and conditions of the issuance of the Shares.

6. The undersigned understands he or she is to make a check for the full amount of the purchase price of the Shares of Common Stock purchased, payable to the order of "Aztek, Inc." This investment letter must be executed and delivered to Aztek, Inc., Suite #5 - 246 Lawrence Avenue, Kelowna,
B.C.  V1Y 6L3.


7. The undersigned agrees to indemnify the Company against, and hold it harmless from, all losses, liabilities, costs and expenses (including reasonable attorney's fees) which arise as a result of a sale, exchange or other transfer of the Shares other than as permitted hereunder.


Yours truly,

By: ____________________




Date____________________________________

Telephone No.____________________________


Accepted this ______ day of ________________________, 1999.

AZTEK, INC.

Per:__"Nick Sintichakis"____________________